UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

THOMAS PROPERTIES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT DATED DECEMBER 5, 2013

TO

JOINT PROXY STATEMENT/PROSPECTUS DATED NOVEMBER 6, 2013

This supplement is being mailed on or about December 6, 2013, to the stockholders of record as of November 11, 2013 of Parkway Properties, Inc., which we refer to as Parkway, and Thomas Properties Group, Inc., which we refer to as TPGI. The information included herein supplements and should be read in conjunction with the definitive joint proxy statement/prospectus dated November 6, 2013, which we refer to as the joint proxy statement/prospectus, relating to an agreement and plan of merger, dated as of September 4, 2013, which we refer to as the merger agreement, by and among Parkway, Parkway Properties LP, which we refer to as Parkway LP, PKY Masters, LP, which we refer to as Merger Sub, TPGI and Thomas Properties Group, L.P. Pursuant to the merger agreement, Parkway and TPGI will combine through a merger of TPGI with and into Parkway, with Parkway surviving the merger, which we refer to as the parent merger. Defined terms used but not defined herein have the meanings set forth in the joint proxy statement/prospectus.

If you are a stockholder of Parkway and have not already submitted a proxy for use at the annual meeting, you are urged to do so promptly. No action in connection with this supplement to the joint proxy statement/prospectus is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. For more information about how to submit a proxy, see “The Parkway Special Meeting—Manner of Submitting Proxy” beginning on page 48 of the joint proxy statement/prospectus. For more information about revocation of proxies and voting instructions, see “The Parkway Special Meeting—Revocation of Proxies or Voting Instructions” on page 48 of the joint proxy statement/prospectus.

If you are a stockholder of TPGI and have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement to the joint proxy statement/prospectus is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. For more information about how to submit a proxy, see “The TPGI Special Meeting—Manner of Submitting Proxy” on page 55 of the joint proxy statement/prospectus. For more information about revocation of proxies and voting instructions, see “The TPGI Special Meeting—Revocation of Proxies or Voting Instructions” on page 55 of the joint proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the parent merger or the securities to be issued under this supplement and the joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this supplement and the joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Cautionary Statement Concerning Forward-Looking Statements

This supplement and the joint proxy statement/prospectus and the documents incorporated by reference into the joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements that are not in the present or past tense or that discuss Parkway’s and/or TPGI’s expectations (including any use of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “outlook,” “project”, “should” or similar expressions) are intended to identify such forward-looking statements, which generally are not historical in nature. Please read the information on page 42 of the joint proxy statement/prospectus under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Supplemental Disclosures

Litigation Relating to the Merger

As previously disclosed in the joint proxy statement/prospectus, on October 24, 2013, a purported stockholder of TPGI filed a lawsuit against TPGI, its directors, Parkway and Merger Sub challenging the mergers. On November 29, 2013, TPGI and Parkway agreed on a settlement in principle with the plaintiff in Osieczanek v. Thomas Properties Group, Inc. et. al., Case No. 9029-VCG, currently pending in the Court of Chancery of the State of Delaware. The settlement remains subject to appropriate documentation by the parties and approval by the court.

As part of the settlement, TPGI and Parkway agreed to make the disclosures set forth herein. Information concerning the proposed merger is set forth in, or incorporated by reference into, the joint proxy statement/prospectus. The joint proxy statement/prospectus is supplemented by, and should be read as part of and in conjunction with, the information set forth herein.

Background of the Proposed Transaction

•	As previously disclosed on page 60 of the joint proxy statement/prospectus, TPGI had preliminary discussions in March and April of 2013 with Company C, Company D, and a number of other parties regarding the possibility of a strategic transaction involving TPGI or its properties. The total number of parties with which TPGI had preliminary discussions was 17. The types of transactions discussed included mergers involving TPGI and other public and private companies, financial investments in TPGI by private equity firms, and joint ventures. All but three of these discussions were initiated by TPGI.

•	As previously disclosed on page 61 of the joint proxy statement/prospectus, by early June of 2013, TPGI had conducted preliminary discussions with a number of potential investors and merger partners. Such discussions included 13 potential investors and four potential merger partners.

•	As previously disclosed on page 61 of the joint proxy statement/prospectus, by early June 2013, it became clear to TPGI after discussions with Morgan Stanley that, although TPGI had conducted preliminary discussions with a number of potential investors and merger partners, Parkway, Company B, Company C and Company D were the parties most interested in proceeding and capable of executing a transaction with TPGI on a timely basis. TPGI assessed their interest level based on their written proposals, discussions with Mr. Thomas and representatives of Morgan Stanley, and the extent of their due diligence. TPGI assessed their execution capability based on each company’s financial condition and access to liquidity and, in the case of Company C and Company D (each of which proposed a merger transaction), the trading price and public float of its common stock.

•	As previously disclosed on page 63 of the joint proxy statement/prospectus, at a special meeting held on July 12, 2013, at which the TPGI Board approved the agreements to be entered into with CalSTRS, the TPGI Board discussed the relative merits of the merger proposals and the joint venture proposal. These relative merits included the value of the merger consideration offered, the impact of each proposal on TPGI’s ability to timely satisfy its obligations in connection with the liquidation of TPG/CalSTRS, the nature and quality of the real estate assets of the possible merger parties, each company’s ability to complete the transaction it proposed on a timely basis, and the long term prospects for TPGI stockholders after the transaction. At this time, based primarily on the value of the merger consideration being offered and the level of due diligence they had completed, TPGI was focusing primarily on the merger proposal from Company C.

•

As previously disclosed on page 63 of the joint proxy statement/prospectus, at a special meeting held on July 12, 2013, the independent directors delegated to Mr. Fox primary responsibility for discussing the various transactions with management and identifying any potential conflicts of interest and how to address them. The independent directors selected Mr. Fox based on Mr. Fox’s extensive experience in

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the real estate investment industry, his nine years of experience as a director of TPGI, his previous experience as the Chairman and Chief Executive Officer of Center Trust, a REIT that was acquired in a public company merger transaction similar to the one being contemplated by TPGI, his background as a certified public accountant, and his prior involvement, on behalf of TPGI in his role as lead independent director, reviewing potential strategic transactions and discussing such transactions with management.

•	As previously disclosed on page 63 of the joint proxy statement/prospectus, at the conclusion of the July 12, 2013 board meeting, the independent directors met in executive session and discussed the various strategic alternatives and the potential for conflicts of interest with management. The potential conflicts of interest considered by the independent directors included those associated with Mr. Thomas’s ownership of TPGI operating partnership units and the potential for him to recognize taxable income with respect to such units in a transaction in which stockholders might not recognize taxable income; his role as chairman of the board of the surviving company following a merger as proposed by various bidders and any compensation he might receive in such capacity; and any severance payments he might receive upon a change in control of TPGI.

•	As previously disclosed on page 63 of the joint proxy statement/prospectus, at a special meeting held on July 19, 2013, Mr. Thomas described a preliminary indication of interest from Company E. The indication of interest of Company E was first communicated to Mr. Thomas on or about July 17, 2013. The terms of Company E’s indication of interest were not sufficiently definite for a full discussion by the TPGI Board except to the extent the TPGI Board was able to discuss the acceptability of Company E as a potential partner in a merger transaction and the likelihood Company E would be able to provide sufficient financing for TPGI to be able to complete the liquidation of TPG/CalSTRS without raising additional capital.

•	As previously disclosed on page 61 of the joint proxy statement/prospectus, on June 20, 2013, TPGI received non-binding indications of interest from each of Parkway, Company C and Company D. In its non-binding indication of interest, Parkway initially proposed that Mr. Thomas become chairman of the combined company receiving substantially the same compensation that he received from TPGI in 2012. However, on or about August 25, 2013, after the fixed exchange ratio and other principal economic terms of the proposed merger had been negotiated, Parkway approached Mr. Thomas about becoming the non-executive chairman of the combined company following the merger, with his compensation to be consistent with the fees paid to other non-executive directors of Parkway. Both Company C and Company D also proposed that Mr. Thomas serve on the board of directors of the combined company in their respective non-binding indications of interest, with Company C offering Mr. Thomas the role of non-executive chairman.

Morgan Stanley Analysis

•	As previously disclosed on page 82 of the joint proxy statement/prospectus, Morgan Stanley conducted a discounted cash flow (“DCF”) analysis of TPGI and Parkway. Morgan Stanley applied an illustrative range of capitalization rates, terminal multiples with respect to operating income from management fees and discount rates in its DCF analysis. Morgan Stanley selected these ranges based on its professional judgment and prior experience in transactions of this type after reviewing a number of factors including, among other things, market based capitalization rates, the quality of assets in TPGI’s and Parkway’s portfolio, market based terminal multiples, risks associated with TPGI’s and Parkway’s future management fees, other market data and macroeconomic factors.

•

As previously disclosed on page 83 of the joint proxy statement/prospectus, Morgan Stanley conducted a contribution analysis as to each of TPGI and Parkway. This analysis was based on, among other things, TPGI management estimates of 2014 EBITDA and 2014 ATCF/FFO. These estimates were adjusted by TPGI management to reflect the planned liquidation of TPGI’s joint venture with CalSTRS, including the distribution of City National Plaza to CalSTRS and the distribution of the

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Houston properties to TPGI, and were further adjusted to reflect pro forma ownership by TPGI of 51% of the Houston properties, with the remaining 49% to be purchased by a new joint venture partner with the proceeds of such purchase used to fund a portion of TPGI’s contribution to the joint venture in connection with its liquidation. There were no proceeds to be received by TPGI in the liquidation.

•	As previously disclosed on page 84 of the joint proxy statement/prospectus, Morgan Stanley conducted a net asset value analysis of TPGI and Parkway. This analysis was based on, among other things, (i) TPGI management estimates of asset value and (ii) mark-to-market adjustments to debt balances. TPGI management estimates of asset value were based on a number of factors including, among other things, current appraisals of the properties, application of market-based capitalization rates on current and future net operating income, market comparables, projected capital expenditures, application of market-based multiples on fee revenues, and market conditions. The mark-to-market adjustments to debt balances for TPGI and Parkway were $(4.6) million (excluding the Houston properties, whose valuations already reflected a mark-to-market adjustment) and $(19.4) million, respectively, and were based on a comparison of the existing cost of debt at each property relative to the assumed cost of debt at such property if it were to be refinanced at current market rates. In arriving at a net asset value per share for the combined company, Morgan Stanley accounted for planned portfolio activity associated with the TPG/CalSTRS liquidation, the redemption of TPGI’s interest in the Commerce Square properties following the mergers and transaction costs. The adjustment associated with the planned liquidation of TPGI’s joint venture with CalSTRS was to reflect ownership by the combined company of 100% of the Houston properties rather than 51% ownership of such properties as reflected in TPGI management’s stand-alone model.

•	As previously disclosed on page 85 of the joint proxy statement/prospectus, Morgan Stanley compared certain financial information of TPGI and Parkway with equivalent publicly available consensus estimates for other companies that share similar business characteristics. The companies were selected by Morgan Stanley because they are publicly traded REITs primarily focused on office properties with assets and operations that, for the purpose of Morgan Stanley’s analysis, may be considered similar to those of TPGI and Parkway.

Additional Information

In connection with the proposed mergers, Parkway has filed with the SEC, and the SEC declared effective on November 6, 2013, a registration statement on Form S-4 that includes a joint proxy statement of Parkway and TPGI that also constitutes a prospectus of Parkway. Parkway and TPGI also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents filed by Parkway and TPGI with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Parkway with the SEC will be available free of charge on Parkway’s website at www.pky.com or by contacting Parkway Investor Relations at (407) 650-0593. Copies of the documents filed by Thomas Properties with the SEC will be available free of charge on TPGI’s website at www.tpgre.com or by contacting TPGI Investor Relations at (213) 613-1900.

Consummation of the mergers remains subject to satisfaction or waiver of additional conditions specified in the merger agreement, including, without limitation, approval of the stockholders of both Parkway and TPGI at their respective stockholder meetings to be held on December 17, 2013.

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